Exhibit 10.60

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Termination Agreement”) is made as of December 17, 2019 (the “Effective Date”), by and between 7TH STREET PROPERTY GENERAL PARTNERSHIP, a California general partnership (“Landlord”) and XOMA CORPORATION, a Delaware corporation (“Tenant”).

RECITALS:

A.Landlord and Tenant are parties to that certain lease dated as of February 13, 2013 (the “Original Lease”), which Original Lease has been amended by that certain First Amendment to Lease dated February 22, 2013, and that certain Second Amendment to Lease dated November 18, 2014 (collectively, the “Lease”) relating to approximately 43,759 rentable square feet (the “Premises”) comprising the entire building located at 2910 Seventh Street, Berkeley, California (the “Building”), all as more particularly described in the Lease. The capitalized terms used in this Termination Agreement shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Termination Agreement.

B.Tenant, as sublandlord, and Pivot Bio, Inc., a Delaware corporation, as subtenant (the “Subtenant”), are parties to that certain Sublease Agreement dated September 28, 2018 (the “Sublease”), pertaining to approximately 21,314 rentable square feet, described as a portion of the ground floor of the Premises. Landlord consented to the Sublease by that certain Consent to Sublease dated October 24, 2018 (the “Consent”). The Sublease by its terms is scheduled to expire on May 31, 2021.

C.The Term is scheduled to expire on May 31, 2021 (the “Stated Expiration Date”), and Tenant desires to terminate the Lease prior to the Stated Expiration Date. Landlord has agreed to such termination on the terms and conditions contained in this Termination Agreement.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.

Effective as of the Effective Date (the “Early Termination Date”) and subject to the agreements, representations, warranties and indemnities contained in this Termination Agreement, including, without limitation, payment of the Termination Fee described in Section 9 below, the Lease is terminated and the Term of the Lease shall expire with the same force and effect as if the Term was, by the provisions thereof, fixed to expire on the Early Termination Date, provided, Tenant’s obligation to pay Monthly Base Rent and Rent Adjustments under the Lease shall be terminated effective as of September 15, 2019 (the “Rent Termination Date”). Subject to the terms and conditions of Section 5 below, effective as of the Early Termination Date, that certain letter agreement dated July 27,

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2016, between Wareham Property Group (on behalf of Landlord) and XOMA (US) LLC (on behalf of Tenant) regarding the performance of certain preventative maintenance, repair and capital equipment replacement work at 804 Heinz Avenue and 2910 Seventh Street, Berkeley, California (the “Letter Agreement”) is also terminated and Wareham Property Group, XOMA (US) LLC, Landlord, and Tenant shall have no further rights, obligations, or liabilities under the Letter Agreement arising after the Early Termination Date.

2.

On or about the Early Termination Date, Landlord shall tender an attornment letter, in substantially the form attached hereto as Exhibit A, to Subtenant, pursuant to the terms and conditions of the Consent, establishing a direct contract between Landlord and Subtenant on the terms and conditions of the Sublease. Following such attornment, Landlord, as landlord, and Subtenant, as tenant, may elect to modify or alter the legal relationship between Landlord and Subtenant. Except with respect to the Maintenance Claims as set forth in and limited by Section 5 below, Tenant hereby assigns the right to pursue any Claims (defined below) it may have against Subtenant arising from any acts or omissions of Subtenant under the Sublease to Landlord, and Landlord shall pursue such Claims solely and directly against Subtenant, on a nonexclusive basis, such that either Landlord or Tenant may pursue such Claims against Subtenant; provided, however, Tenant agrees that it shall make commercially reasonable efforts to assist and cooperate with Landlord in the enforcement of the terms and conditions of the Sublease and Landlord shall promptly reimburse Tenant for any reasonable, actual, out-of-pocket expenses reasonably approved by Landlord related thereto, following Tenant’s request for such reimbursement.

3.

Subject to the agreements, representations, warranties and indemnities contained in this Termination Agreement, Tenant remises, releases, quitclaims and surrenders to Landlord, its successors and assigns, the Lease and all of the estate and rights of Tenant in and to the Lease and the Premises effective as of the Early Termination Date. Subject to the agreements, representations, warranties and indemnities contained in this Termination Agreement, Landlord accepts the surrender of the Lease and the Premises effective as of the Early Termination Date.

4.

Effective as of the Early Termination Date, Tenant forever releases and discharges Landlord from (a) any and all claims, demands, damages, liabilities, losses or causes of action whatsoever arising prior to the Early Termination Date (collectively, “Claims”) that Tenant or its successors and assigns may have against Landlord arising out of or in connection with the Premises, the Lease, or the Letter Agreement, and (b) any obligations to be observed or performed by Landlord under the Lease or the Letter Agreement; provided, however, that any Claims related to Landlord’s representations, covenants and obligations under this Termination Agreement or surviving indemnification obligations under the Lease are expressly excluded from the foregoing release.

5.

Effective as of the Early Termination Date, Landlord forever releases and discharges Tenant from (a) any Claims that Landlord or its successors and assigns may have against Tenant arising out of or in connection with the Premises, the Lease, or the Letter Agreement arising on or after the Early Termination Date, and (b) any obligations to be observed and performed by Tenant under the Lease or Letter Agreement arising on or after the Early

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Termination Date; provided, however, that any Claims related to Tenant’s representations, covenants, and obligations under this Termination Agreement or surviving indemnification obligations under the Lease are expressly excluded from the foregoing release. With respect to any Claims related to Tenant’s maintenance, repair, and/or replacement obligations under the Lease or the Letter Agreement (“Maintenance Claims”), Landlord shall notify Tenant in writing of any such Maintenance Claim within sixty (60) days of the Early Termination Date, and if Landlord does not notify Tenant of any Maintenance Claim during such sixty (60) day period, then, notwithstanding any other provision of this Termination Agreement or the Lease to the contrary, Landlord shall have no further right to bring or make any Maintenance Claim against Tenant and all such Maintenance Claims shall thereafter be released and waived by Landlord. Except to the extent described above, the foregoing shall not amend or otherwise modify the parties’ indemnity obligations set forth in Section 11 below.

6.

With respect to the releases set forth in Section 4 and Section 5 above, Landlord and Tenant each acknowledge that it may hereafter discover facts different from or in addition to those it now knows or believes to be true with respect to the Claims which are the subject of the releases, and each expressly agrees to assume the risk of the possible discovery of additional or different facts, and agrees that the releases shall be and remain effective in all respects, regardless of such additional or different facts.

Each of Landlord and Tenant hereby expressly waives and relinquishes all rights and benefits, if any, each may have under Section 1542 of the California Civil Code with respect to the Claims which are the subject of the releases above. California Civil Code Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVE ALL RIGHTS THEY MAY HAVE THEREUNDER, AS WELL AS ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT PERTAINING TO THE RELEASES SET FORTH HEREIN.

/s/ RR	/s/ TB
Landlord Initials	Tenant Initials

7.	Subject to the agreements, representations, warranties and indemnities contained in this Termination Agreement, effective as of the Early Termination Date:
(a)

Tenant shall completely vacate and surrender the second (2nd) floor of the Premises to Landlord in accordance with the terms of the Lease. Without limitation, Tenant shall leave the second (2nd) floor of the Premises in a broom-clean condition and

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free of all movable furniture and equipment and shall deliver the keys to the second (2nd) floor of the Premises to Landlord or Landlord's designee.
(b)	Tenant releases any and all claims to the Security Deposit, in the amount of $74,195.76, held by Landlord pursuant to Article 5 of the Original Lease.
(c)	Tenant releases any and all claims to any remaining amounts of the Tenant Improvement Allowance which may be due to Tenant pursuant to Section 9.1(c) of the Original Lease.
(d)

Tenants assigns and delivers to Landlord the security deposit or letter of credit (together with any documents and fees necessary to transfer the beneficial interest in any such letter of credit to Landlord), as applicable, held by Tenant as sublandlord pursuant to the Sublease.

(e)

Tenant shall pay to Subtenant any allowance, improvement allowance, or other sums due to Subtenant by Tenant as sublandlord, if any, within five (5) business days of the Early Termination Date. In connection therewith, Tenant agrees to indemnify and hold Landlord and its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and their respective principals and members harmless from any and all claims of Subtenant with respect to any allowance, improvement allowance, or other sums due to Subtenant by Tenant pursuant to the Sublease.

8.

Tenant represents and warrants that (a) Tenant is the rightful owner of all of the Tenant's interest in the Lease; (b) except with respect to the Sublease, Tenant has not made any disposition, assignment, sublease, or conveyance of the Lease or Tenant's interest therein; (c) as of the Early Termination Date, Tenant has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant's and/or Subtenant’s occupancy of the Premises; (d) no other person or entity has an interest in the Lease, collateral or otherwise; and (e) there are no outstanding contracts for the supply of labor or material made by Tenant, and no work has been done or is being done in, to or about the Premises, by or at the request of Tenant, which has not been fully paid for and for which appropriate waivers of mechanic's liens have not been obtained. Landlord represents and warrants to Tenant that, as of the Early Termination Date, Landlord has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant's occupancy of the Premises (including related to Tenant’s repair, maintenance, and replacement obligations under the Lease or Letter Agreement). For purposes of the foregoing representation, Landlord’s knowledge shall be limited to the current actual knowledge of Chris Barlow, Lisa Vogel, Grant Gabbard and Seth Battaglia, at the time of execution of this Termination Agreement and not any constructive knowledge of said individuals or of Landlord, without any duty of investigation, it being understood and agreed that such individuals shall have no personal liability in any manner whatsoever hereunder or otherwise related to the matters contemplated hereby.

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9.	In consideration for Landlord’s agreement to enter into this Termination Agreement, Tenant shall pay to Landlord a “Termination Fee,” calculated as follows:
(a)	The sum of One Million One Hundred Thousand Dollars ($1,100,000.00), defined herein as the “Base Fee”;
(b)

The Base Fee shall be increased by any Sublease Payments (defined below) actually received by Tenant from Subtenant pursuant to the Sublease for that portion of the calendar year up to and including the Early Termination Date, which amount is currently estimated to be $205,147.25; and,

(c)

The Base Fee shall be decreased by the Base Rent and Rent Adjustments paid by Tenant to Landlord during the period commencing as of the Rent Termination Date and ending on the Early Termination Date, which amount is currently estimated to be $417,342.66.

The Termination Fee shall be paid by Tenant to Landlord within one (1) business day of the mutual execution and delivery of this Termination Agreement by cashier's or certified check or by wire transfer of immediately available funds to an account designated by Landlord. Within thirty (30) days of the Early Termination Date, the parties shall reconcile any difference(s) between the estimated and actual amounts set forth in this Section 9, and pay any actual amounts due as a result of such reconciliation.

10.

For purposes of this Termination Agreement, any payments of Base Rent, Monthly Base Rent and funds or sums due to Tenant under the Sublease of a nature that would be conceptually characterized as Rent, Rent Adjustments, Operating Expenses or Taxes pursuant to the Master Lease shall be defined herein as “Sublease Payments.” Tenant acknowledges and agrees that there may be an outstanding balance of Sublease Payments pertaining to unpaid Rent Adjustments due and owing by Subtenant pursuant to the Sublease for that portion of the calendar year up to and including the Early Termination Date. Tenant hereby assigns to Landlord the right to collect all such Sublease Payments from Subtenant, which Landlord shall keep for its own account upon the successful collection of any such amounts and Tenant hereby releases any claim it may have to such Sublease Payments.

11.

Except as otherwise set forth in this Termination Agreement, all of Landlord’s and Tenant’s indemnity obligations set forth in the Lease, including, without limitation, Article 17 of the Original Lease, shall survive the termination of the Lease pursuant to this Termination Agreement.

12.	Each signatory of this Termination Agreement represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
13.

Tenant hereby represents to Landlord that, except for Cushman &Wakefield of California, Inc. (“Tenant’s Broker”), Tenant has dealt with no broker, and that no broker is entitled to any commission or compensation, in connection with this Termination Agreement. Tenant shall pay the commission due to Tenant’s Broker in connection with this

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Termination Agreement pursuant to a separate agreement with Tenant’s Broker. Tenant agrees to indemnify and hold Landlord and its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant in connection with this Termination Agreement.

14.

Landlord hereby represents to Tenant that Landlord has dealt with no broker, and that no broker is entitled to any commission or compensation, in connection with this Termination Agreement. Landlord agrees to indemnify and hold Tenant and its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Termination Agreement.

15.	This Termination Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors, assigns and related entities.
16.

Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Termination Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord except (a) as otherwise provided or required by applicable law or court order, and (b) to Tenant’s attorneys, financial advisors, and other consultants for the purpose of complying with the terms of this Termination Agreement.

17.

Redress for any claim against Landlord under the Lease and this Termination Agreement shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under the Lease and this Termination Agreement are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager.

18.

The obligations of Tenant under the Lease and this Termination Agreement are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its board of directors, officers, stockholders, employees, or agents of Tenant.

19.

Landlord agrees that Tenant shall not be required to remove any Tenant Alterations, Leasehold Improvements, or Required Removables from the Premises in connection with Tenant’s surrender of the Premises pursuant to this Termination Agreement (including but not limited to any improvements constructed or installed by or for Subtenant). On or about the Early Termination Date, Landlord shall tender an attornment letter to Subtenant, as provided above.

20.	The provisions of this Termination Agreement shall be construed and enforced in accordance with the laws of the State of California. Each party hereto acknowledges that:

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(i) each party hereto is of equal bargaining strength; (ii) each such party has actively participated in the drafting, preparation, and negotiation of this Termination Agreement; (iii) each such party has had the opportunity to consult with such party's attorneys and advisors relative to entering into this Termination Agreement; and (iv) any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Termination Agreement, any portion hereof or any amendments hereto.

21.

This Termination Agreement, including Exhibit A, contains all of the agreements of the parties hereto with respect to the matters contained herein, and no prior agreement, arrangement or understanding pertaining to any such matters shall be effective for any purpose. No alterations, modifications, or interpretations hereof shall be binding unless in writing and signed by the parties hereto.

22.

In the event of any conflict between the terms, covenants, and conditions of this Termination Agreement and the terms, covenants, and conditions of the Consent, the terms, covenants, and conditions of this Termination Agreement shall control as between Landlord and Tenant.

23.

Each party hereto covenants to execute, with acknowledgment, verification, or affidavit, if required, any and all documents and writings, and to perform any and all other acts, that may be necessary or desirable to implement, accomplish, and/or consummate the terms of this Termination Agreement.

24.

Every provision of this Termination Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, then such illegality or invalidity shall not affect the validity of the remainder of this Termination Agreement.

25.

This Termination Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Termination Agreement. For purposes of this Termination Agreement, signatures by facsimile or electronic PDF shall be binding to the same extent as original signatures.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Termination Agreement on the day and year first above written.

LANDLORD:		TENANT:

7TH STREET PROPERTY GENERAL		XOMA CORPORATION,
PARTNERSHIP,		a Delaware corporation
a California general partnership

By:	Wareham-NZI, LLC,
Its:	Managing General Partner
By:	/s/ Richard Robbins	By:	/s/ Tom Burns
Name:	Richard K. Robbins	Name:	Tom Burns
Title:	Manager	Title:	CFO
Dated:	12/18/2019	Dated:	12/17/2019

[signatures continue on following page]

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AGREED AND ACKNOWLEDGED:

XOMA (US) LLC,
a Delaware limited liability company

By:	/s/ Tom Burns
Name:	Tom Burns
Title:	CFO
Dated:	12/17/2019

AGREED AND ACKNOWLEDGED SPECIFICALLY WITH RESPECT TO THE TERMINATION OF THE LETTER AGREEMENT:

WAREHAM PROPERTY GROUP, INC.,
a California corporation

By:	/s/ Richard Robbins
Name:	Richard K. Robbins
Title:	Manager
Dated:	12/18/2019

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Exhibit A

Form of Attornment Letter

December ___, 2019

Via Federal Express

[SUBTENANT]
[ADDRESS]

RE:Sublease Agreement dated

Ladies and Gentlemen:

Please be advised that effective as of December __, 2019, the Master Lease underlying your Sublease, by and between Landlord and Sublandlord, terminated. Pursuant to Section 8 of the Consent, Landlord has the right to require Subtenant to attorn to Landlord upon the terms and conditions of the Sublease for the remainder of the term of the Sublease. A copy of the Consent is attached hereto and incorporated herein by reference. Accordingly, please take notice that Landlord hereby exercises its option of attornment, Subtenant has agreed to attorn to Landlord as its landlord and such attornment is effective and self-operative without the execution of any further instruments, immediately upon Landlord’s exercise of such option.

Effective as of December ___, 2019, therefore, Landlord succeeded to Sublandlord’s interest in the Sublease, and Subtenant will attorn to Landlord as sublandlord under the Sublease. The Sublease shall remain in effect as a direct sublease between Landlord and Subtenant, on all of the terms and conditions of the Sublease, including the payment of all Base Rent and Operating Expenses and Taxes and all other amounts due and owing under the Sublease, including unpaid amounts, provided that Landlord shall be deemed to be both landlord under the Master Lease and sublandlord under the Sublease.

Please note that all rent due shall be paid directly to Landlord at the following address:

[TO BE PROVIDED]

Checks should be made payable to “[INSERT LANDLORD ENTITY]”.

Landlord's address for notices under the Sublease shall be as follows:

[INSERT ADDRESS]

With a copy to:

[INSERT ADDRESS]

Please contact Ms. Lisa Vogel at (415) 457-4964 with any questions.

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Sincerely,

[LANDLORD SIGNATURE BLOCK]

Enclosure

cc:	Pamela A. Lakey, Esq.
SSL Law Firm, LLP

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